Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE
JANUARY 4, 2012

CHESAPEAKE ENERGY CORPORATION ANNOUNCES SUBSTANTIAL
PROGRESS IN ACHIEVING ITS 30/25 PLAN

Net Debt Reduced by $2.2 Billion during 2011 while Net Debt
Per Proved Mcfe Reduced by 25%

Full-year 2011 Production Increased by 15% and Year-end 2011
Proved Reserves Increased by 10%

OKLAHOMA CITY, OKLAHOMA, JANUARY 4, 2012 – Chesapeake Energy Corporation (NYSE:CHK) today announced substantial progress in achieving its long-term debt reduction goal set forth in its 30/25 Plan announced in January 2011.  Chesapeake’s long-term debt (net of cash) as of year-end 2011 was approximately $10.3 billion, a reduction of $1.4 billion from the September 30, 2011 level of $11.7 billion and a reduction of $2.2 billion from the year-end 2010 level of $12.5 billion.  Chesapeake’s 30/25 Plan calls for the company’s long-term debt (net of cash) to be approximately $9.5 billion as of year-end 2012 and the company fully intends to achieve this level by year-end 2012, regardless of the price of natural gas during the year.  In the first year of the plan, Chesapeake achieved more than 70% of its two-year goal and reduced its long-term debt (net of cash) per unit of proved reserves from $0.73 per thousand cubic feet of natural gas equivalent (mcfe) to approximately $0.55 per mcfe, a debt per mcfe reduction of 25% in just one year.

The 30/25 Plan also calls for the company to increase its production by 30% during the two-year period ending December 31, 2012, net of property divestitures.  The Plan’s original goal of 25% production growth was increased to 30% in July 2011.  During 2011, Chesapeake increased its annual production by 15% to an average of approximately 3.27 billion cubic feet of natural gas equivalent per day.  However, if natural gas prices remain at currently depressed levels, Chesapeake will further reduce its drilling capital expenditures on dry natural gas plays, which would likely decrease its projected natural gas production and could reduce its two-year production growth target below 30%.

Despite the divestiture of approximately 2.8 trillion cubic feet of natural gas equivalent (tcfe) of proved reserves, Chesapeake announced preliminary estimated year-end 2011 proved reserves of approximately 18.8 tcfe, an increase of 10% from year-end 2010 levels.

In addition, Chesapeake provided an update on its hedging position and disclosed it has downside protection in place on approximately 44% of its projected liquids production for the first half of 2012 at an average price of $101.72 per barrel (bbl) and approximately 25% of its projected liquids production for the second half of 2012 at an average price of $102.59 per bbl.

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippi Lime, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara, Three Forks/Bakken and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling, trucking, pressure pumping and other oilfield service assets directly and indirectly through its subsidiaries Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM).  Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events, including estimated net long-term debt, production and proved reserves.  Although Chesapeake believes the expectations and forecasts reflected in these forward-looking statements are reasonable, it can give no assurance they will prove to have been correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.  Factors affecting Chesapeake’s business are described under “Risk Factors” in Chesapeake's 2010 Form 10-K filed with the U.S. Securities and Exchange Commission on March 1, 2011.  Chesapeake cautions you not to place undue reliance on its forward-looking statements, which speak only as of the date of this news release, and undertakes no obligation to update this information.